Exhibit 10.16

PROMISSORY NOTE

$1,196,686	November 30, 2018

FOR VALUE RECEIVED, pursuant to the terms of this Promissory Note (this “Note”), SOUTHLAND HOLDINGS LLC, a Texas limited liability company (“Borrower”), promises to pay to the order of FRANK S. RENDA (“Lender”), at 608 Henrietta Creek Road, Roanoke, Texas 76262, or at such other place as may be designated by Lender, without setoff, the principal amount of $1,196,686 in lawful money of the United States, with interest thereon from the date hereof until paid at the rate below set forth.

All unpaid interest that has accrued on the outstanding principal amount of this Note shall be due and payable annually beginning on the 31st day of December, 2018, and continuing on each subsequent December 31 occurring thereafter. Any and all remaining unpaid principal of and interest on this Note shall be due and payable in full on November 30, 2023 (the “Maturity Date”). This Note is unsecured.

The outstanding principal balance hereof shall bear interest at a rate per annum equal to the long-term applicable federal rate with a monthly compounding period, as published by the Internal Revenue Service from time to time for purposes of Section 1274(d) of the Internal Revenue Code or, if greater, the minimum rate of interest necessary under applicable law to avoid the existence of a taxable benefit to Borrower in respect of the amount of interest payable under this Note, as reasonably determined by Lender. Interest shall be computed on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day). In no event shall this Note bear interest at a rate in excess of the highest rate permitted by applicable law.

This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Lender in its sole discretion shall determine how and in what proportions to apply amounts repaid against principal and/or accrued interest hereunder. Lender is hereby authorized to record on a schedule or to otherwise record in accordance with his usual practice the date and amount of each principal payment and interest payment hereunder.

If Borrower fails to make any payment hereunder when due, the unpaid balance of this Note shall, at the option of Lender and without notice or demand, mature and become immediately payable. In addition, the unpaid balance of this Note shall automatically mature and become immediately payable in the event Borrower becomes the subject of bankruptcy or other insolvency proceedings. Lender’s receipt of any payment after the occurrence of a default shall not constitute a waiver of such default or of any of Lender’s rights and remedies. No delay on the part of Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Borrower waives presentment, notice of dishonor and protest and agrees to pay, on demand, all of Lender’s costs of collection, before and after judgment, including reasonable attorneys’ fees and legal expenses.

This Note is governed by the internal laws of the State of Texas, excluding conflict of law principles providing for the application of the laws of another jurisdiction.

This Note may be signed in counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Lender have executed this Note as of the date first above written.

LENDER:	BORROWER:

SOUTHLAND HOLDINGS LLC

/s/ Frank S. Renda	By:	/s/ Rudolph V. Renda
Frank S. Renda		Rudolph V. Renda, Vice President